United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        Commission File Number: 000-49701

                                December 19, 2002

                          GOALTIMER INTERNATIONAL, INC.

Colorado                                                              84-1159783
(Jurisdiction  of  Incorporation)        (I.R.S.  Employer  Identification  No.)

231  West  Jamison  Circle  #5,  Littleton  CO                             80120
(Address of principal executive offices)                              (Zip Code)

Registrant's  telephone  number,  including  area  code:         (303)  734-0235


                  Stock  for  Services  Compensation  Plan
                          (Full  Title  of  Plan)


                                 Luke C. Zouvas
                                 attorney at law
                        34190 Sepulveda Avenue, Suite 200
                            Capistrano Beach CA 92624
                    phone (949) 487-7295  fax (949) 487-7285
                               (Agent for Service)

                       CALCULATION OF REGISTRATION FEE (1)

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Title of    |   Amount to     |  Proposed       | Proposed       | Amount of   |
Securities  |   be Registered |  Maximum        | Maximum        | Registration|
To be       |                 |  Offering Price | Aggregate      | Fee         |
Registered  |                 |  Per Unit       | Offering Price |             |
--------------------------------------------------------------------------------
Common Stock| 39,825,782 (2)  |  $ .0025        |   $ 99,564.46  |  $ 91.60    |
$0.001      |  shares         |  per share      |                |             |
Par Value   |                 |                 |                |             |
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1  The  securities  of  the  Issuer  presently  listed  for trading on the OTCBB
(Over-The-Counter Bulletin Board) The price is determined accordingly at the mutually acceptable price of $0.0025 per share due to an illiquid market.

2 The shares to be registered are post the 11 to 1 Reverse Split, approved by shareholders December 12, 2002

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE. The following documents are incorporated by reference as though fully set forth herein, and all documents subsequently filed by this Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and a part hereof from the date of filing of such documents:

     (a) The Registrant's Form 10-SB containing Audited Financial Statements for the Registrant's last fiscal year;

     (b) All other Reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Registrant's last Annual Report; and

     (c) The Issuer's Common Equity Voting Stock ("Common Stock") Registered under Section 12(g) of the 1934 Act, as described in Form 10-SB. Each share is entitled to one vote; all shares of the class share equally in dividends and liquidation rights. Pursuant to the laws of Nevada a majority of all shareholders entitled to vote at a shareholders meeting regularly called upon notice may take action as a majority and give notice to all shareholders of such action. No market presently exists for the securities of this Issuer.

ITEM  4.  DESCRIPTION  OF  SECURITIES.  Not  Applicable.  See  Item  3(c).

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL. Luke C. Zouvas, Special Counsel for the Issuer, in providing the opinion included in this Registration Statement is a service provider, may be compensated pursuant to the Plan, and accordingly has an indirect interest in the securities requested to be issued.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS. There is no provision in the Articles of Incorporation or the By-Laws, nor any Resolution of the Board of Directors, providing for indemnification of Officers or Directors.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED. Not Applicable. No restricted securities are re-offered or resold pursuant to this Registration Statement.

ITEM  8.  EXHIBITS.

     Exhibit 1 hereto is an Opinion of Counsel respecting the legality of the issuance of the securities covered by this Registration Statement. Counsel also treats the following facts: the Plan is not a qualified plan of any kind or sort. Receipt of the Securities covered by this Registration Statement will be treated as the equivalent of cash received for services as ordinary income. The Securities are issued in compensation for services at the rate of $0.0025 per share for $ 99,564.46 of services performed.

     Exhibit  2  hereto  is  Stock  for  Services  Compensation  Plan.

ITEM  9.  UNDERTAKINGS.  Not  Applicable.

                                   SIGNATURES

          The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 19, 2002.


                          GOALTIMER INTERNATIONAL, INC.
                                       by


                                /s/Luke C. Zouvas
                                 Luke C. Zouvas
                        Sole Interim Officer and Director

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                                    EXHIBIT 1

                               OPINION OF COUNSEL

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                                 LAW OFFICES OF
                                 Luke C. Zouvas
phone  (619)  300-6971     835  Gage  Drive                 fax  (949)  487-7285
                               San Diego CA 92106

                                December 19, 2002

To  the  President  and  the
Board  of  Directors
GoldTimer  International,  Inc.
34190  Sepulveda  Ave  Suite  100
Capistrano  Beach  CA  92624

                         re: Opinion of Special Counsel

     Dear  President  &  Board  of  Directors:

     You have requested my Opinion in connection with the filing of a 1933 Act Registration on Form S-8 to compensate consultants in the amount of $99,564.46 in the form of 39,825,782 shares of common stock to be registered thereby. It has been fully disclosed that I am of Counsel to the Issuer whose personnel, including myself, may be compensated as service providers.

     I am familiar with the history and current capitalization of the Issuer, its reporting status, and good standing with its place of incorporation. The Issuer's Common Stock is Registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

      It is my opinion that the securities proposed to be issued may be validly and properly issued and that such an issuance would be lawful in all respects. The Financial Services Agreement is not a qualified plan of any kind or sort and is not qualified for any special tax treatment under State or Federal Law. If and when issued, the securities would be and must be treated as the equivalent of cash paid and received back as the purchase of securities. The Securities would be issued in compensation for services at the rate of $$.0025 per share for $99,564.46 of services performed. These services were duly invoiced pursuant to an agreed time-fee agreement, and none of the services billed or performed were direct or indirect commissions or compensation for raising funds for the Issuer, or for maintaining any market in securities of the Issuer.

     It is accordingly my opinion that the issuance requested is entitled to registration on Form S-8.

     I understand and consent to the use of this Opinion in connection with your proposed filing of a 1933 Registration Statement on Form S-8.

                                Very Truly Yours,


                                /s/Luke C. Zouvas
                                 Luke  C. Zouvas
                           special securities counsel

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                                    EXHIBIT 2

                      STOCK FOR SERVICES COMPENSATION PLAN

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                          GOALTIMER INTERNATIONAL, INC.
                             A COLORADO CORPORATION

                      STOCK FOR SERVICES COMPENSATION PLAN


THE BOARD OF DIRECTORS of GoalTimer International, Inc. hereby adopts the following plan for compensation of service providers with common stock in lieu of cash. This Plan is adopted this date of December 6, 2002 .

     A. REASONS FOR THIS PLAN. This Corporation requires the services of consultants and other various service providers to assist in the transition from development stage to operational stage of its corporate business, and further in the early operational stage with a view to achieving profitability; however, this Corporation does not enjoy the ability to provide cash compensation for all of its needs. It may be necessary, appropriate and desirable, from time to time, to offer shares of common stock to services providers, either initially, to secure necessary services, or later, to settle invoices and billings with stock in lieu of cash.

     B. THE PLAN. Accordingly, the Board of Directors of this Corporation may compensate actual service providers with common stock in lieu of cash, in accordance with the following provisions of this Plan, and this Plan is adopted as corporate policy, until and unless rescinded by the Board.

     1. REPORTING/NON-REPORTING STATUS. Different considerations apply to the reporting or non-reporting status of the Corporation at the time of any proposed issuance pursuant to this Plan. A reporting company, as the term is used herein, means either one with a class of securities registered under Sections 12(b) or 12(g), and also includes a company which reports in accordance with Section 15(d) of the Securities Exchange Act of 1934, and further, in any case, that such company is current in its annual and quarterly filing requirements, and is not at such time subject to Comments by the Staff of the Commission with respect to any such filing, or to any Registration Statement.

      (a) If this Corporation be a reporting company, the Board of Directors may elect to offer shares pursuant to Registration under the Securities Act of 1933, or pursuant to Section 4(2) of the 1933 Act, or other applicable exemption from registration, with such restriction on resale as required by law or rule of the Commission, or such greater restriction as may be agreed to by the parties.

      (b) If this Corporation be a non-reporting company, the Board of Directors shall offer shares only pursuant to Section 4(2) of the 1933 Act, as Restricted Securities and New Investment Shares, as defined by Rule 144(a). Offers or issuances pursuant to the exemption of Rule 701 are not within the scope of this Plan.

     2. REGISTRATION IF BY FORM S-8. In the event that shares are offered or issued pursuant to 1933 Act Registration, using From S-8 (or its equivalent as the Commission may from time to time provide, all requirements for the use of such form and procedure shall be observed and complied with; principally, among others:

            (i)  The  Corporation  shall  be  a  reporting  company;

            (ii) Shares shall be offered and/or issued only to natural persons; and

            (iii) Capital formation or fund raising activities shall not be included in the concept of actual services provided, within this Plan.


     3. NON-QUALIFIED PLAN. This Plan is qualified for any special tax treatment under the Internal Revenue Code of the United States, or elsewhere. Shares issued pursuant to this Plan shall be the equivalent of payment in cash for services.

     4. VALUATION OF SHARES. If a real and liquid market exists for the issuance of shares, on any public trading medium or exchange, the shares shall be valued in reasonable relation to the market price at which the shares could be sold. If no public market exists for the shares offered or issued, or if only a technical but inactive or illiquid market exits, the reasonable value of the shares shall be determined by actual commercial conditions for private transactions in shares that cannot be resold in brokerage transactions.

     5. FULL COMPLIANCE. Nothing contained herein shall authorize, and notwithstanding anything contained herein shall be deemed to authorize, anything other than full compliance with all securities laws and regulations, as in force and effect at the time of any offer or issuance of securities.


     C. EXECUTION. This Plan is now signed by all of the Directors of this Corporation, on behalf of the Corporation, attesting to the adoption of this Plan.




                                /s/Luke C. Zouvas
                                 Luke C. Zouvas
                        Sole Interim Officer and Director